EXHIBIT 21
SUBSIDIARIES OF THE REGISTRANT
The following is a list of subsidiaries of the Registrant:
Registrant and Parent:
     Rowan Companies, Inc.
Wholly-Owned Subsidiaries of Registrant:
Rowan International, Inc., a Panamanian corporation
Rowan Drilling Company, Inc., a Texas corporation
Atlantic Maritime Services, Inc., a Texas corporation
LeTourneau, Technologies, Inc., a Texas corporation
RDC Arabia Drilling, Inc., a Texas corporation
Rowan Marine Drilling, Inc., a Panamanian corporation
LeTourneau Technologies Drilling Systems, Inc., a Texas corporation
Note: Certain subsidiaries have been omitted from this listing because such subsidiaries, when considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

EXHIBIT 99
ANNUAL CEO CERTIFICATION
(Section 303A.12(a))

As the Chief Executive Officer of	Rowan Companies, Inc., (Name of the Company)
     and as required by Section 303A.12(a) of the New York Stock Exchange Listed Company Manual, I hereby certify that as of the date hereof I am not aware of any violation by the Company of NYSE’s Corporate Governance listing standards, other than has been notified to the Exchange pursuant to Section 303A.12(b) and disclosed as Exhibit H to the Company’s Domestic Company Section 303A Annual Written Affirmation.

Signed By:	/s/ D. F. McNease

Title:	Chairman, President and CEO

Certification Is:	Without Qualification

Certification Date:	May 4, 2006